Exhibit 99.1

FOR IMMEDIATE RELEASE

Friedman Industries, Incorporated Announces Third Quarter Results

LONGVIEW, Texas, February 9, 2026 (Globe Newswire) -- Friedman Industries, Incorporated (NASDAQ/GS: FRD) announced today its results of operations for the quarter ended December 31, 2025.

December 31, 2025 Quarter Highlights:

●	Net earnings of $3.0 million

●	Sales of $168.0 million; up 79% year-over-year

●	Sales volume increased 36% year-over-year

“We delivered strong year-over-year growth in sales and volumes during the third fiscal quarter, driven by improved capacity utilization, disciplined commercial execution, and the contribution from our Century acquisition,” said Michael Taylor, President and Chief Executive Officer. “Average selling prices began to improve as the quarter progressed, contributing to margin improvement late in the period. In addition, our hedging activities continued to perform as anticipated by mitigating the impact of commodity price volatility on inventory values and operating results. With improving average selling prices and a strong balance sheet, we believe Friedman is well positioned to enhance margins and capitalize on both near-term opportunities and long-term industry demand,” Taylor concluded.

FINANCIAL RESULTS

For the quarter ended December 31, 2025 (the “2025 quarter”), the Company recorded net earnings of approximately $3.0 million ($0.43 diluted earnings per share) on sales of approximately $168.0 million compared to a net loss of approximately $1.2 million ($0.17 diluted loss per share) on sales of approximately $94.1 million for the quarter ended December 31, 2024 (the “2024 quarter”).

The table below provides our unaudited statements of operations for the three- and nine-month periods ended December 31, 2025 and 2024:

SUMMARY OF OPERATIONS (unaudited)

(In thousands, except for per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2025	2024	2025	2024

Net sales	$167,974	$94,074	$455,134	$315,384

Cost and expenses:
Cost of materials sold (excludes items shown separately below)	137,472	78,509	369,258	263,165
Processing and warehousing expense	11,199	7,472	29,591	24,030
Delivery expense	7,247	4,941	20,781	16,373
Selling, general and administrative expense	7,150	3,887	18,892	12,333
Depreciation and amortization	1,007	827	2,791	2,445
	164,075	95,636	441,313	318,346

Gain on disposal of property, plant and equipment	-	375	-	153

Earnings (loss) from operations	3,899	(1,187)	13,821	(2,809)

Gain on economic hedges of risk	1,381	264	2,508	5,833
Interest expense	(1,278)	(632)	(2,710)	(2,182)
Other income	2	3	7	3

Earnings (loss) before income taxes	4,004	(1,552)	13,626	845

Income tax expense (benefit)	961	(400)	3,315	105

Net earnings (loss)	$3,043	$(1,152)	$10,311	$740

Net earnings (loss) per share:
Basic	$0.43	$(0.17)	$1.46	$0.11
Diluted	$0.43	$(0.17)	$1.46	$0.11

The table below provides summarized unaudited balance sheets as of December 31, 2025 and March 31, 2025:

SUMMARIZED BALANCE SHEETS (unaudited)

(In thousands)

	December 31, 2025	March 31, 2025
ASSETS:
Current assets	231,477	166,467
Noncurrent assets	80,382	60,355
Total assets	311,859	226,822

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities	64,414	38,324
Noncurrent liabilities	105,231	56,073
Total liabilities	169,645	94,397

Total stockholders' equity	142,214	132,425

Total liabilities and stockholders' equity	311,859	226,822

FLAT-ROLL SEGMENT OPERATIONS

Flat-roll product segment sales for the 2025 quarter totaled approximately $153.0 million, compared to approximately $86.1 million for the 2024 quarter.

Sales volume for the 2025 quarter consisted of approximately 149,500 tons from inventory and another 15,500 tons of toll processing, compared to approximately 105,000 tons from inventory and 18,000 tons of toll processing in the 2024 quarter. The increase in sales volume was driven by stronger demand among some customers, successful commercial efforts to increase capacity utilization and the acquisition of Century. Same facility year-over-year growth accounted for approximately 31,000 tons of the volume increase with Century contributing approximately 11,000 additional tons.

The average selling price increased from approximately $813 per ton in the 2024 quarter to approximately $1,016 per ton in the 2025 quarter. Flat-roll operations generated earnings from operations of approximately $7.3 million and $1.3 million for the 2025 quarter and 2024 quarter, respectively.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for the 2025 quarter totaled approximately $14.9 million, compared to approximately $7.9 million for the 2024 quarter.

Tons sold increased from approximately 8,000 tons in the 2024 quarter to approximately 12,500 tons in the 2025 quarter. The average selling price rose from approximately $1,013 per ton in the 2024 quarter to approximately $1,201 per ton in the 2025 quarter. The tubular segment recorded earnings from operations of approximately $1.4 million for the 2025 quarter, compared to an operating loss of approximately $0.2 million in the 2024 quarter.

HEDGING ACTIVITIES

The Company utilizes hot-rolled coil (“HRC”) futures, options and swaps to manage price risk on unsold inventory and longer-term fixed price sales agreements. Hedging activities are typically accounted for using mark-to-market (“MTM”) accounting treatment and hedging decisions are intended to protect the value of our inventory and produce more consistent financial results over price cycles. With MTM accounting treatment it is possible that hedging related gains or losses might be recognized in a different period than the corresponding improvement or contraction in our physical margins. For the 2025 quarter, we recognized a gain on hedging activities of approximately $1.4 million.

OUTLOOK

Management expects fourth quarter fiscal 2026 sales volumes to remain generally consistent with third quarter levels. Management anticipates sequential improvement in sales margins driven by increases in average selling prices as we enter the fourth quarter.

“Friedman remains in a strong financial position with the flexibility to respond to changing market conditions,” Taylor added. “We are encouraged by recent average selling price trends and believe our operating discipline, commercial initiatives, and risk management approach position us well to navigate the current environment. I am confident in our strategy, our team, and our ability to continue building long-term value for shareholders.”

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“the Company”), headquartered in Longview, Texas, is a diversified metals processing and pipe manufacturing company operating through two segments: flat-roll products and tubular products.

The flat-roll products segment includes processing facilities in Hickman, Arkansas; Decatur, Alabama; Miami, Florida; East Chicago, Indiana; Granite City, Illinois; and Sinton, Texas, as well as a distribution facility in Orlando, Florida. This segment processes carbon steel, stainless steel, and aluminum flat-rolled products. The Hickman, East Chicago, and Granite City facilities operate temper mills and corrective leveling cut-to-length lines; the Sinton and Decatur facilities operate stretcher leveler cut-to-length lines; and the Miami facility operates both a corrective leveling cut-to-length line and a slitting line.

The tubular products segment operates in Lone Star, Texas, where the Company manufactures electric resistance welded (ERW) pipe and distributes pipe through its Texas Tubular Products division.

For more information, visit www.friedmanindustries.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity and product quality.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on February 9, 2026 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.